Great Western Bancorp, Inc. Announces Appointment of New CEO
Sioux Falls, SD - February 11, 2020 - Great Western Bancorp, Inc. (NYSE: GWB) , the parent company of Great Western Bank (www.greatwesternbank.com), announced today that as part of its succession planning, the Company’s Board of Directors has appointed Mr. Mark Borrecco as the organization’s President and Chief Executive Officer effective March 9, 2020. The announcement comes after an extensive, nationwide search for the President and Chief Executive Officer role.
Mark Borrecco has over 20 years of banking experience with most recently serving as the CEO of Rabobank, NA, based in Roseville, CA from November 2015 through the sale of Rabobank to Mechancis Bank in 2019. Mr. Borrecco also served on the Board of Directors for Rabobank, NA from November 2014 through August, 2019. Prior to his CEO role he was the Executive Vice President and Chief Retail Banking Officer for Rabobank, NA from 2011 to 2015. Mr. Borrecco had served on the Pacific Coast Banking School Board and the Greater Sacramento Economic Council and Chaired the Food and Ag Innovation Committee. Mr. Borrecco has a Bachelor of Science in Economics from California State University.
Mr. Karels stated "It has been a privilege to lead the organization for the past 10 years and through its initial public offering. I am proud of the organization that we have built and believe Mr. Borrecco is the right person to lead us into the future. We engaged in an extensive search for my successor and with his extensive banking background and leadership experience, Mark should contribute well to the overall growth of the organization."
As previously reported on November 26, 2019, Mr. Karels announced his intention to retire as Great Western’s President and CEO upon the appointment of a successor CEO. In accordance with his Transition Agreement, Mr. Karels will transition into his role as Special Advisor as a non-executive employee on March 9, 2020 to assist in the transition of duties to Mr. Borrecco, and will continue to serve as Chairperson of the Board until October 2, 2020, Mr. Karels’ retirement date.
Tom Henning, Great Western's Lead Independent Director noted, "This appointment is part of an orderly succession plan that we have had in place. The Board thanks Mr. Karels for his years of service to Great Western. He has contributed greatly to Great Western's success as we have achieved both record revenue and earnings through his tenure. We are also excited with the appointment of Mark and look forward to working with him to continue to grow the organization. Mark is a proven leader who brings his strong commercial banking experience and leadership to Great Western. The Board is confident that we have chosen the right strategic leader for Great Western and expect a smooth transition."
"I am truly honored to lead such an extraordinary organization as its Chief Executive Officer," said Mark Borrecco. "I look forward to continuing to work closely with our senior leadership team, Board of Directors and all employees of Great Western."
About Great Western Bancorp, Inc.
Great Western Bancorp, Inc. is the holding company for Great Western Bank, a full-service regional bank focused on relationship-based business and agribusiness banking. Great Western Bank offers small and mid-sized businesses a focused suite of financial products and a range of deposit and loan products to retail customers through several channels, including the branch network, online banking system, mobile banking applications and customer care centers. The bank services its customers through more than 170 branches in nine states: Arizona, Colorado, Iowa, Kansas, Minnesota, Missouri, Nebraska, North Dakota and South Dakota. To learn more about Great Western Bank visit www.greatwesternbank.com.
Forward-Looking Statements
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GREAT WESTERN BANCORP, INC.
Media and Investor Relations Contacts:
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peter.chapman@greatwesternbank.com
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seth.artz@greatwesternbank.com